Exhibit 4.6

TRUST UNDER THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

STOCK BONUS PLAN

This AGREEMENT, effective the 8 day of November, 2012, by and between The Bank of Tokyo-Mitsubishi UFJ, Ltd., Headquarters for the Americas, a branch licensed under the laws of the State of New York (the “Company”), and RBC Trust Company (Delaware) Limited, a trust company incorporated under the laws of Delaware] (the “Trustee”):

W I T N E S S E T H:

WHEREAS, the Company has adopted The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan (the “Plan”), pursuant to which the Company will grant equity incentives to certain key employees of the Company and its subsidiaries (“Participants”) in the form of American Depositary Receipts evidencing American Depositary Shares (“Shares”) representing ordinary shares of its indirect Japanese parent company, Mitsubishi UFJ Financial Group, Inc. (“MUFG”);

WHEREAS, the Company has been advised that under applicable Japanese law, the Company is not permitted to own the Shares;

WHEREAS, the Company wishes to establish and fund a trust (hereinafter called the “Trust”) for the purpose of purchasing the Shares for direct transfer to Participants who have been awarded Shares by the Company pursuant to the terms of the Plan and individual restricted share awards or restricted share unit awards (collectively “RSUs”) between the Company and the Participants;

WHEREAS, it is the intention of the parties that the Trust, together with the Plan and the RSUs, shall constitute an unfunded incentive compensation arrangement that does not provide for deferred compensation, and that the Trust shall not affect the status of the Plan and RSUs as unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. Establishment of Trust.

(a) The Company hereby has caused to be deposited ten Dollars ($10) with the Trustee in trust which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement, including without limitation for the purpose of purchasing Shares to be transferred to Participants.

(b) The Trust hereby established is revocable by the Company only in accordance with Section 13(b) hereof.

(c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly.

(d) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes as herein set forth. Participants (or their beneficiaries) who constitute Nominated Participants (as hereinafter defined) (or their beneficiaries) shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan, including the RSUs, shall be mere unsecured contractual rights of Participants (or their beneficiaries) against the Company. For purposes of this Trust Agreement, a “Nominated Participant” means a Participant listed on a Grant Schedule who holds an RSU which has become vested by its terms, and which entitles the Participant to immediate payment of Shares (or cash or other property in respect thereof) which obligation has not been satisfied by the Company by other means.

(e) The Company, in its sole discretion, may at any time, or from time to time, make or cause to be made additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant shall have any right to compel such additional deposits.

SECTION 2. Grants to Participants.

(a) The Company shall, from time to time, deliver to the Trustee a schedule (the “Grant Schedule”) which indicates the number of Shares to be transferred in respect of each Participant, the dates on which such Shares are to be transferred and, if applicable, the vesting schedule applicable thereto and the amount of any accrued dividend equivalents (net of applicable withholding taxes) payable in respect thereof. Except as otherwise provided herein, the Trustee shall transfer the Shares and cash equal to the amount of any accrued dividend equivalents (net of applicable withholding taxes) to a transfer agent, broker or custodian to hold in a separate account under the Trust for each Participant in accordance with such Grant Schedule. The number of Shares (and the amount of any accrued dividend equivalents) to be transferred pursuant to the Grant Schedule may reflect a reduction from the gross number of Shares subject to the RSUs (and from the gross amount of accrued dividend equivalents) to account for applicable withholding taxes. The Company shall make provision for the reporting and withholding of any taxes that may be required to be withheld with respect to the grant, vesting and settlement of RSUs and accrued dividend equivalents pursuant to the terms of the Plan. If the Grant Schedule provides that the Shares so transferred are subject to vesting restrictions, the Trustee shall direct that the Shares be held in a restricted account pending the vesting of the Shares, and any such Shares forfeited by the Participants shall revert to the Trustee.

(b) The entitlement of a Participant to grants of Shares under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claims with respect to such awards shall be considered and reviewed under the administrative procedures set out in the Plan.

(c) The Company may make other arrangements for the grant of Shares and payment of dividend equivalents to Participants under the terms of the Plan. The Company shall notify the Trustee of its decision to make grants and deliver the most recent updated Grant Schedule prior to the time Shares and any accrued dividend equivalents are to be transferred to Participants. The Trustee shall notify the Company if the Trust holds insufficient Shares or the principal and earnings in the Trust are not sufficient for the purchase of the Shares and/or payment of accrued dividend equivalents in respect of Shares covered by the Grant Schedule.

(d) With respect to the security of written directions (including a Grant Schedule), the Trustee will: (i) provide the Company with the latest SSAE-16 SOC 1 or equivalent control report prepared by the Trustee’s external auditors; (ii) once annually, respond to the Company’s reasonable information security questionnaire; and (iii) once annually, permit the Company to view on-site the Trustee’s security-related policies and procedures; provided, however, that no documentation may be copied, shared, transmitted or removed from the Trustee’s premises, except as mutually agreed.

SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When The Company is Insolvent.

(a) The Trustee shall cease the grant of Shares and payment of dividend equivalents to Participants if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by a state or federal regulatory banking authority exercising jurisdiction over the Company.

(b) At all times during the continuance of this Trust, except as may be provided in Section 1(d0 hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law and subject to the following requirements:

(1) The United States Executive Committee of the Company and the Chief Executive Officer for the Americas of the Company (the “CEO”) shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall provide a copy of such notice to the CEO within two (2) business days, transmitting or delivering such notice in the same manner provided for a notice in Section 14, shall determine whether the Company is Insolvent and, pending such determination, shall discontinue grant of Shares and payment of dividend equivalents to Participants.

(2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3) If at any time the CEO notifies the Trustee, or the Trustee has determined, that the Company is Insolvent, the Trustee shall discontinue grants and payments to Participants, shall notify the CEO within two (2) business days of making such determination (if applicable), and shall hold the assets of the Trust for benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(4) The Trustee shall resume the grant of Shares and payment of dividend equivalents to Participants discontinued in accordance with this Section 3 only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent). The second sentence of Subsection (2) above shall apply to such determination.

SECTION 4. Payments to the Company.

Notwithstanding any provision of this Trust Agreement to the contrary, the Company shall have no right or power to direct the Trustee to, and in no event shall the Trustee, deliver Shares, or cash or other securities or property received in respect of Shares by reason of a dividend or other distribution or a sale or other disposition (“Share Proceeds”), to the Company or any subsidiary thereof or, subject to Section 13(b), any person other than the Nominated Participants, if any.

SECTION 5. Investment Authority.

All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee (who shall not be the Company or any affiliates thereof), subject to the express provisions of this Trust Agreement. Upon the delivery of a Grant Schedule and a cash contribution to the Trustee by the Company pursuant to Section 1, the Trustee shall purchase on the open market on behalf of the Trust, at such time or times as it shall determine in its discretion and in accordance with applicable law, the number of Shares specified in the Grant Schedule. The Trustee shall make all such purchases in accordance with the conditions set forth in Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), but shall not be liable for any failure to comply with any such condition (i) if MUFG or an affiliate of MUFG purchases one or more Shares, American Depositary Receipts representing Shares (“ADRs”) or shares of MUFG common stock (“Stock”) on any day the Trustee makes a purchase of Shares or (ii) if MUFG or such affiliate furnishes incorrect information about the repurchase of Shares, ADRs or Stock to any broker-dealer through which the Trustee places orders to purchase Shares. The Company agrees to indemnify and hold harmless the Trustee from and against all damages, losses, liabilities, penalties, fines, costs and expenses, including without limitation, reasonable attorney’s fees, incident to any suit, action, investigation, claim, demand or proceeding which arise out of any purchase described in (i) or furnishing of incorrect information described in (ii) and which the Trustee suffers, sustains, incurs or is required to pay. If the Shares acquired by the Trustee are converted into cash or other securities or property by reason of a corporate transaction affecting MUFG or its shareholders, the Trustee shall substitute the proceeds of such conversion for the Shares for purposes of this Trust Agreement. If any Shares acquired by the Trustee (including Shares reacquired pursuant to forfeiture pursuant to Section 2(a), if any) are not subject to immediate delivery to a Participant pursuant to a Grant Schedule, the Trustee shall sell the Shares on the open market, at such time or times as it shall determine in its discretion and in accordance with applicable law. The Trustee shall have responsibility for the short-term investment of any cash balances held in the Trust and shall invest such balances (and the proceeds of investment of such balances) in shares of Goldman Sachs Financial Square Prime Obligations Fund or in such other investments or types of investments as the Trustee may determine. The Trustee shall not exercise any voting rights with respect to Shares or other securities comprising Share Proceeds, and in the event of a tender offer with respect to any such Shares or securities, shall elect to tender the Shares or other securities. The Company may, by notice, direct the Trustee to transfer to the Company (or to any third party at the direction of the Company) any cash or other assets which do not constitute Shares or Share Proceeds (or to liquidate such assets and transfer the proceeds thereof to the Company) at any time or from time to time. The Trustee shall apply any cash comprising Share Proceeds to fulfill the Company’s obligation to pay any accrued dividend equivalents outstanding at the time that Shares are to be transferred in respect of any Participant in accordance with the terms of the Plan and the Grant Schedule.

SECTION 6. Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. Accounting by Trustee.

(a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within one hundred and twenty (120) days following the close of each calendar year and within one hundred and twenty (120) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Company shall be deemed to assent to such account unless it gives the Trustee written objection thereto within one hundred fifty (150) days after the account is rendered. The Trustee shall not be required to account for any transaction in a Participant’s separate account at the transfer agent, broker or custodian at which such account is held. In no event will the Company’s assent or deemed assent to any such account relieve the Trustee from liability for any claims concerning such statements if such relief would violate Section 410(a) of ERISA or where the basis for an objection is not discoverable as a result of a reasonable review of the account statement.

(b) The Company shall have the right, at its own expense and with reasonable prior written notice to the Trustee, to inspect the Trustee’s books and records directly relating to the Trust during normal business hours or to designate an accountant to make such inspection.

SECTION 8. Responsibility of Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. However, the Trustee shall incur no liability to any person for (1) any action taken pursuant to a Grant Schedule or a written direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust or (2) a failure to obtain the lowest price for and best execution of any one or more purchases of Shares for the Trust (except with respect to a purchase the price for which is not in accordance with the conditions set forth in Rule 10b-18), or the highest price and best execution of any one or more sales of Shares. Otherwise, the Trustee shall be liable only for its negligence, misconduct, lack of good faith or breach of its duties under this Agreement. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) The Company shall indemnify and hold harmless the Trustee from and against all damages, losses, obligations, liabilities, liens, deficiencies, penalties, fines, costs, and expenses, including without limitation, reasonable counsel fees and expenses in connection with a breach of confidentiality by the Company or third party claims and/or in connection with a successful defense of claims asserted by the Company, relating to or arising out of any act or failure to act by the Trustee under this Agreement, except to the extent resulting from the Trustee’s negligence, misconduct, lack of good faith, failure to comply with applicable law and regulations, failure to meet its standard of care or other breach of the Trustee’s duties under this Agreement (provided that for this purpose, a breach of the Trustee’s duties shall not include a failure to obtain the lowest price for and best execution of any one or more purchases of Shares for the Trust (except with respect to a purchase the price for which is not in accordance with the conditions set forth in Rule 10b-18), or the highest price and best execution of any one or more sales of Shares). The Trustee shall indemnify and hold harmless the Company from and against all damages, losses, obligations, liabilities, liens, deficiencies, penalties, fines, costs, and expenses, including without limitation, reasonable attorney’s fees and expenses, in connection with third party claims relating to or arising out of the Trustee’s negligence, misconduct, lack of good faith, breach of confidentiality (including a breach by the Trustee’s employees and agents), failure to comply with applicable law and regulations, failure to meet its standard of care or other breach of the Trustee’s duties under this Agreement (provided that for this purpose, a breach of the Trustee’s duties shall not include a failure to obtain the lowest price for and best execution of any one or more purchases of Shares for the Trust (except with respect to a purchase the price for which is not in accordance with the conditions set forth in Rule 10b-18), or the highest price and best execution of any one or more sales of Shares). This provision shall survive the termination of this Agreement.

(c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

(f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(g) The Trustee may hold any or all trust property in its own name, as Trustee, in the name of a nominee or nominees or otherwise without indication of any trust, but in the event the same are held in its own name or in the name of a nominee or nominees, suitable indication is to be made upon the books and records of the Trustee that such property so held is part of the trust property. The Trustee may keep trust property with a transfer agent, broker or dealer, depository or custodian and may keep trust property in book entry form.

(i) For Shares held in the Trust fund, the Trustee shall notify the Company or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Trustee has actually received notice of such right or discretionary corporate action from the relevant depository. Absent actual receipt of such notice, the Trustee shall have no liability for failing to so notify the Company. The Trustee may vote directly and give discretionary or other proxies for voting securities other than Shares or other securities comprising Share Proceeds.

(j) The Trustee may execute securities transactions through any broker or dealer.

SECTION 9. Confidentiality and Personal Data

(a) Except as otherwise provided below, the Trustee and the Company agree that all information supplied by one party and its affiliates and agents (collectively, the “Disclosing Party”) to the other (“Receiving Party”) will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary” (“Confidential Information”). Confidential Information does not include any information or material to the extent any such information or material, or any element thereof: (i) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or a similar confidentiality or non-disclosure agreement, obligation or duty known to the Receiving Party; (ii) was already rightfully known to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party; (iii) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party which restriction or breach of duty is known to the Receiving Party; or (iv) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party. It will be presumed that any Confidential Information in a Receiving Party’s possession is not within exceptions (ii, (iii) or (iv) above, and the burden will be upon the Receiving Party to prove otherwise by records and documentation. Each party recognizes the importance of the others’ Confidential Information. In particular, each party recognizes and agrees that the Confidential Information of the others’ is critical to their respective businesses and that the parties would not enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 9(a) and elsewhere in this Agreement. Accordingly, each party agrees as follows: (x) the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of a like importance, which shall not be less than the standard of care imposed by applicable laws and regulations relating to the protection of such information and, in the absence of any legally imposed standard of care, the standard shall be that of a reasonable person under the circumstances; (y) the Receiving Party may disclose or provide access to its responsible employees who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder; and (z) the Receiving Party currently has, and for so long as it possesses Confidential Information of the Disclosing Party, it will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents (including vendors, sub-vendors and sub-trustees) who are bound by an obligation of confidentiality no less restrictive than set forth in this Agreement to ensure that such employees and agents (including vendors, sub-vendors and sub-trustees) protect the confidentiality of Confidential Information. The Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

(b) In connection with this Agreement and performance of the services hereunder, the Trustee may be provided or obtain, from the Company or other third party service provider designated by the Company, Personal Data, as defined below, pertaining to the Company’s current and former employees. For purposes of this Agreement, “Personal Data” shall mean any information relating to an identified or identifiable individual. Without limiting any other obligation with respect to the treatment of information specified in this Agreement, and in particular the confidentiality provisions of Section 9(a) above, the Trustee will not use or otherwise retain any Personal Data in any manner and will not disclose, distribute, sell, share, rent or otherwise transfer any Personal Data to any third party, except as expressly required to perform its obligations in this Agreement or any other applicable agreement between the Company and the Trustee or affiliate of the Trustee. The Trustee agrees, to the extent that it holds or otherwise has access to Personal Data of the Company’s personnel, to establish, maintain and update reasonably effective policies and procedures (including physical security procedures) with respect its access, use, and possession of Personal Data of the Company’s personnel that are at least equal to industry standards for such types of locations, and which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of such information. The Trustee further agrees that such policies and procedures are designed to detect, prevent and mitigate the risk of identity theft, and the Trustee shall promptly notify and report to the Company any instances where the Trustee detects identity theft or potential identity theft. Further, upon the Company’s determination that an unauthorized access to or misuse of Personal Data has occurred or is reasonably possible, the Trustee shall fully cooperate with the Company in rectifying any unauthorized access or misuse, including (where determined appropriate) notifying all affected Company personnel. Company and the Trustee shall determine the content and means of delivery of such notice. The Trustee will bear all costs and expenses incurred as a result of unauthorized access to or misuse of Personal Data caused by the Trustee including, but not limited to, the administrative cost of opening and closing accounts, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance for Company personnel whose Personal Data has or may have been compromised.

(c) To the extent required by applicable law or by lawful order or requirement of a court or governmental authority having competent jurisdiction over the Receiving Party, the Receiving Party may disclose Confidential Information in accordance with such law or order or requirement, subject to the following conditions: as soon as possible after becoming aware of such law, order or requirement and prior to disclosing Confidential Information pursuant thereto, the Receiving Party will so notify the Disclosing Party in writing and, if possible and using its best efforts, the Receiving Party will provide the Disclosing Party notice not less than five (5) business days prior to the required disclosure, provided such disclosure to the Receiving Party is not prohibited by law, court order or governmental authority. The Receiving Party will use reasonable efforts not to release Confidential Information pending the outcome of any measures taken by the Disclosing Party to contest, otherwise oppose or seek to limit such disclosure by the Receiving Party and any subsequent disclosure or use of Confidential Information that may result from such disclosure. The Receiving Party will cooperate with and provide reasonable assistance to the Disclosing Party regarding such measures. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information so disclosed.

(d) On the Company’s written request or upon expiration or termination of this Agreement for any reason, the Trustee will promptly: (i) return or destroy, at the Company’s option, all originals and copies of all documents and materials it has received containing the Company’s Confidential and Personal Information; and (ii) deliver or destroy, at the Company’s option, all originals and copies of all summaries, records, descriptions, and other documents or materials, whether in writing or in machine-readable form, prepared by the Trustee, prepared under its direction, or at its request from the documents and materials referred to in subparagraph (i), and on a best efforts basis provide a notarized written statement to the Company certifying that all documents and materials referred to in subparagraphs (i) and (ii) have been delivered to the Company or destroyed, as requested by the Company. Any information not so returned or destroyed shall be retained subject to the requirement to maintain confidentiality with respect to such information indefinitely. On termination or expiration of this Agreement, the Company shall return or destroy all Trustee Confidential Information, at Trustee’s option. Notwithstanding the foregoing, each party may retain a copy of the other party’s Confidential Information pursuant to the Receiving Party’s document retention policies and procedures and may otherwise retain a copy of the other party’s Confidential Information as required by the statutory and regulatory requirements applicable to such party.

(e) The Trustee and Company acknowledge and agree that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or threatened breach may allow a either party or third parties to unfairly compete with the other resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each will be entitled to appropriate equitable remedies, and may seek injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss, in addition to whatever remedies either of them might have at law or equity.

SECTION 10. Compensation and Expenses of Trustee.

The Company shall pay all administrative expenses of the Trust and the Trustee’s fees and expenses. If not so paid, upon fifteen (15) days advance written notice to the Company, the fees and expenses shall be paid from the Trust.

SECTION 11. Resignation and Removal of Trustee.

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and Trustee agree otherwise.

(b) The Trustee may be removed by the Company on thirty (30) days notice or upon shorter notice accepted by the Trustee.

(c) Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit. At the option of the Company, Trustee hereby agrees that upon such resignation or removal, Trustee shall use its best efforts to facilitate the transfer of such assets to the successor trustee. Trustee shall not be paid any amounts due to Trustee under this Agreement at the time of such resignation or removal unless Trustee facilitates in such transfer and until all of such assets have been transferred accordingly to the successor trustee.

(d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 12 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 12. Appointment of Successor.

(a) If the Trustee resigns or is removed in accordance with Section 11(a) or 11(b) hereof, the Company shall appoint an entity that holds appropriate trust powers under federal or state law as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

(b) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for and the Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event or any condition existing at the time it becomes successor trustee.

SECTION 13. Amendment or Termination.

(a) This Trust Agreement may be amended only by a written instrument executed by the Trustee and the Company.

(b) The Company may terminate the Trust by notice to the Trustee at any time; provided, however, that the Company may not terminate the Trust when there are any Participants who have a right, whether vested or unvested, to receive Shares (or cash or other property in respect thereof) then held in the Trust pursuant to the terms of an outstanding RSU. Upon termination of the Trust, whether as provided hereunder or by operation of law, the Trustee shall dispose of the remaining Shares, if any, on the open market in accordance with applicable law, and remit the proceeds of such sales, together with any other remaining Share Proceeds, to a foundation or other organization established for charitable purposes as shall be designated in a notice by the Company, provided that the Company shall have no right or power to direct the Trustee to, and in no event shall the Trustee, deliver the Shares or the Share Proceeds to the Company or any subsidiary thereof. The Trustee shall dispose of or remit to the Company any other assets not comprising Shares or Share Proceeds in accordance with the directions of the Company.

SECTION 14. Notices.

Any notice, direction, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Company, to:

Mr. Scott Rodin

Managing Director, Human Resources Division of the Americas

The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas

1251 Avenue of the Americas

New York, NY 10020-1104

Facsimile: 212-782-6570

With a required copy to:

Legal Office for the Americas

The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas

1251 Avenue of the Americas

New York, NY 10020-1104

Facsimile: 212-782-6420

If to the Trustee, to:

With a required copy to:

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

SECTION 15. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Participants under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Any action required to be taken by the Company shall be by the Chief Human Resources Officer of the Company and/or resolution of the Human Resources Committee of the United States Executive Committee of the Company, or its subcommittees as appropriate, or by written direction of one or more of the following officers of the Company:

Managing Director, Human Resources Division for the Americas

The receipt by a payee with respect to each payment of principal or income of the trust to such payee made in any manner specified in this instrument shall be a full discharge of the Trustee which shall not in any event be responsible for the subsequent application of any such payment. No one dealing with the Trustee shall be obliged to see to the application of money paid or property delivered to the Trustee or upon its order or to inquire into the necessity or propriety of the Trustee’s exercising any of the powers conferred herein upon it, or to determine the existence of any fact upon which Trustee’s power to perform any act hereunder may be conditioned. The Trustee shall not be required to give any bond or surety.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

ATTEST:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

/s/ Scott Rodin
By: Scott Rodin

Title: Managing Director, Human Resources Division

ATTEST:	RBC Trust Company (Delaware) Limited

/s/ Francis A. Narod / /s/ Bryan Calabrese
By: Francis A. Narod / Bryan Calabrese

Title: New Business Supervisor/New Business Officer

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